Exhibit 99.2

INTERLINK ELECTRONICS, INC.

April 24, 2003

1:30 p.m. PDT

Coordinator:	Good afternoon, and thank you for standing by. Welcome to the First Quarter 2003 Financial Results conference call. All participants will be able to listen only until the question and answer session of the call. This call is being recorded; if anyone has any objections you may disconnect at this time.

Your hosts for today’s call will be Mr. Michael Thoben, Chairman, CEO, and President of Interlink Electronics; and Mr. Paul Meyer, Chief Financial Officer of Interlink Electronics. Gentlemen, you may begin.

P. Meyer	This is Paul Meyer. Welcome to the Interlink Electronics conference call for the 2003 First Quarter Financial Results. In a moment, Michael will give you an overview of our performance for the first quarter. Following that, I will present the financial analysis of our results and expectations before turning it back over to Michael for his final comments. We will then conduct a question and answer session.

Before I turn it over to Michael, I would like to present our Safe Harbor Statement. Some of our comments today will contain certain forward-looking statements. There are a number of factors that could cause actual results to differ materially from these forward-looking statements. For a description of those factors, we refer you to today’s press release, our recent 10-Qs, and our most recent 10-K.

Now, I will turn it over to Michael.

M. Thoben	Good afternoon, everyone, and thank you for joining the call today. Approximately eight weeks ago, during our fourth quarter 2002 conference call, I had the opportunity to discuss the progress we had made throughout 2002. Today, I am pleased to say our positive momentum has continued. Our financials continue to show measurable progress and we have now generated an operating profit, grown our strategic business segments, and enhanced our market positions.

Consolidated revenues for the first three months of the year ending March 31, 2003 totaled $7,002,000, up slightly compared to the fourth quarter of 2002, and up 30% from the $5.4 million of the first quarter of 2002. As most of you are aware, Interlink derives its revenue from three strategic businesses. I will address each of these strategic businesses separately throughout this call.

The first segment I’d like to discuss is Business Communications. In the first quarter, the Business Communications’ segment worldwide achieved revenues of $5,180,000, up 65% from the first quarter of 2002. This also represents an 8% sequential quarterly growth and our sixth consecutive quarter of growth for this core business. The revenue generated by the Business Communications’ segment now represents 74% of the company’s total revenue in the first quarter of this year.

Revenues from the Business Communications’ segment are made up of two product lines: OEM Wireless products that are designed, manufactured and distributed to our world-class OEM’s under their names; and a line of Interlink Electronics’ own branded products and communication tools. The market dynamics and financials of the OEM and branded businesses are unique enough that I’d like to address each of them separately.

Overall, the OEM segment revenues remained relatively flat, at approximately $3 million, reflecting a conservative approach to the year-end inventories, primarily by our Japanese projector manufacturers. Revenues to the company generated by our Japanese OEM’s were down approximately 12% for the quarter. This regional decline in OEM revenue was offset by a 12% revenue increase experienced in Taiwan and the U.S. Thus, the impact was a flattening of our worldwide OEM revenue for the quarter.

Looking into 2003, the OEM segment, in general, appears to be healthy and on-track for a continued sequential and annual growth. This is validated by the fact that we entered the second quarter with one of the largest backlogs we have seen in nearly two years. We also continued to receive new design wins during the first quarter, which is really a key index for us, telling us that they believe the market is rebounding.

As we’ve discussed previously, projector manufacturers have struggled to maintain market share, margin, product differentiation, and revenue growth. Not surprisingly, this OEM market continues to bring about challenges and interesting market dynamics. Traditional projector manufacturers are being challenged by newer industry players such as Dell, HP/Compaq, IBM, and numerous Taiwanese manufacturers hoping to capitalize on the unit-growth volume of these projectors.

With these new names entering the market, the industry also continues to experience downward price pressure on all projectors. Consequently,

those providing components to the projector systems are also feeling price pressure and margin pressure. We remain very confident we can meet the market’s expectations and conditions and continue to grow at the patterns we have seen in the past, by bringing to the market unequaled product innovation, unique worldwide-distribution services, powerful marketing programs, and very competitive pricing.

To put some of these dynamics in better perspective, the OEM projector industry experts still predict the industry will grow between 15% and 25% during 2003, bringing the total number of projectors expected to be sold this year to $2.25 million. The ultra portables, now those are the ones between two and five-pounds, will be the fastest growing segment and most competitively priced. This forecasted growth-rate will exceed last year’s growth rate, and present a positive opportunity for Interlink Electronics’ OEM business.

Interlink’s Business Communications’ branded products also continues to build momentum. Specifically, in the first quarter of 2003, this segment grew to $2.2 million, up from $1.8 million in the fourth quarter of 2002, or a 22% sequential quarter-to-quarter growth. This growth is consistent with what we have seen on an annualized basis over the last five quarters. Revenue growth from the first quarter of 2002 to the first quarter of 2003 was 84%. This growth is being fueled, particularly, by our unique opportunity with our OEM’s and some of the products we’re bringing to market.

Many of our OEM partners are currently promoting our branded products as part of a bundle with their own projectors. Currently, we have Interlink branded products being promoted with Dell, Sony, and InFocus projectors. We expect programs like this to help build the OEM business and our branded revenue by linking our products as sell-up accessories and value-add bundles to our OEM’s projectors.

Additionally, the OEM projector manufacturers have continued to open new channels of distribution for their projectors. These efforts, again, assist Interlink with our own channel expansion efforts. The power of our OEM relationships for bundle opportunities, our increased distribution options, and our constant flow of new and innovative products is proving to be a very successful formula for the company.

Presentations, as a powerful form of communication, continues to build momentum; according to Microsoft there are over 300 million registered PowerPoint-enabled computers worldwide and approximately 30 million presentations are being delivered each day. This, combined with the nearly 24 million business laptop computers being sold each year and the 2.2 million plus projectors expected to be sold this year, gives the company great confidence that we have an opportunity in front of us.

To capitalize on this market momentum, Interlink has introduced two new branded products thus far, and we expect to keep this momentum by introducing at least three additional products before the end of this year.

Now I’d like to move to Home Entertainment.

As we’ve discussed over the last several quarters, Interlink believes we have developed a series of technologies that after re-purposing from their original intentions of serving the once anticipated broadband, digital set-top-box market, will enhance applications and usability of the advanced home viewing devices. Or, simply said our overall goal for the Home Entertainment business segment is to enhance the home viewing experience by integrating our patented pad-centric and IntuiTouch Technologies into the viewing devices themselves. The significant difference here is that we are placing the emphasis on the viewing-device manufacturers versus the once-targeted set-top box manufacturers.

Several of our existing OEM projector customers have already introduced, or have announced their intentions to offer, advanced viewing devices, such as rear-projection TV’s and plasma displays. Therefore, we believe that some of our greatest opportunities, short-term, in the Home Entertainment business segment will come as a result of our existing Business Communications’ OEM customers expanding into the Home Entertainment market. Current customers such as Sony, Mitsubishi, and InFocus, have already begun development projects or actual shipments of viewing devices utilizing some of our technologies.

Another critical element of our goal to penetrate this emerging advanced viewing device market has been our strategy to develop partnerships with graphic chip manufacturers. These targeted partners will supply the market for the advanced graphic chip-sets that will power the advanced viewing devices themselves.

To insure early involvement in the viewing device development cycle, we have begun working closely with chip-set manufacturers to create reference design kits. One such chip-set manufacturing partner is Pixelworks. Our first quarter announcement of this key strategic relationship is consistent with our stated strategy to participate in this emerging market. Interlink also believes the recent announcement of a merger between Pixelworks and Genesis Microchip is a positive development and will likely enhance our efforts to penetrate this market. Current reference design kits are being offered by Pixelworks, and will be shipped over the course of the next several months. Initial shipments of these reference design kits began shipping late in the first quarter, and we expect this to continue over the months to come.

Historically, revenues generated by the Home Entertainment business segment have been derived in two areas. First, our patented sensor technology sold to OEMs for integration into their home entertainment devices. A dominant customer, here, over the last two years has been Microsoft. Interlink sells its sensors to manufacturers of the Microsoft X-Box Game Controller. Revenue run-rates have typically been in the area of $500,000 per quarter. Primarily due to a shift in manufacturers and some seasonality and some demand issues, actual revenue generated by the Microsoft X-Box program was near zero for the first quarter. The company’s expectation for this program will be that it will reenergize in the second quarter, but not likely return to the run rate of 2002.

Clearly, our success for this program is dependent on Microsoft’s continued success with the X-Box product line. While contributions from this program have been beneficial over the last several years, the company does not view discrete sensor sales as critical to our success in this business segment. More importantly, we emphasize the strategic importance of our progress with the chip-set manufacturers and the OEM’s of advanced viewing devices as a key index of success. Overall, in 2003, we expect revenues from our Home Entertainment business segment to remain somewhat in line or even slightly down from the 2002 level. We could, however, experience a positive upside as a result of early adoption of our reference design-kit program; however, it’s just simply too early to forecast adoption rates of these new platforms.

Now on to E-Transactions: In the first quarter, E-Transactions’ revenue was $538,000, up 99% compared to the first quarter of 2002, and up 49% from the fourth quarter of 2002. We also closed the first quarter of this year with our largest backlog of E-Transactions’ products ever; this despite the macro-economic challenges and lackluster spending by corporations on IT infrastructure. Our overall optimism remains strong, as we continue to win key customers, expand our strategic relationships, and realize important vertical-market penetration.

One such vertical-market success is the financial market or, specifically, branch banking, where we announced in the first quarter two very important relationships; relationships with EDS and Unisys signify the level of integration we now have with these partners and the banking platforms they offer. We are pleased to report that Unisys and ITI, which is Information Technology, Inc., a wholly owned Fiserve company, have already begun deploying their solution for automating new account openings and other paper-based signature applications.

These recent successes, combined with our previously announced partnership with FinCentric, are representative of our stated strategy to partner with key application providers who have existing customers or relationships, or even particular vertical-market expertise. Our execution strategy is done to enable their unique vertical-applications and equip their sales team with the tools needed to provide turnkey, paperless electronic-signature solution.

Key sales for this business in the first quarter were to Unisys, Ranier Pacific Bank, and AIS. Additionally, during our 2002 fourth quarter financial call, I spoke in detail of the expectations we had for the medical and pharmaceutical markets. This segment continues to build momentum as a result of the recent HIPAA legislation. Hospitals, doctors’ offices, and pharmacies are among some of the fastest growing customers looking to implement electronic signature solutions to improve workflow, and at the same time protect the privacy of their patients.

One of our key resellers, AIS, has deployed hundreds of systems to pharmacies across the country, utilizing our recently introduced ePad-ink to enable electronic signatures for prescriptions and associated documents, thus, satisfying this new HIPAA requirement. And two days ago we publicly announced a new innovative signature solution called ePad-ID. This new, patented product incorporates both signature and digital fingerprint capture capability in a single device.

The ePad-ID is targeted at emerging opportunities where security or identity tracking is important. This multi-biometric solution provides unprecedented capability and flexibility, for companies or government entities looking to implement applications that have a need for electronic signature and fingerprint capture. Such applications could include new account applications, driver’s license programs, certain notarial applications, and check cashing. This product will be expandable for additional biometrics through the integration of USB Connection. They’re working with key application providers currently on customization and integration of the ePad-ID, and we anticipate revenue from this product in the second half of this year.

As we look at the progress we’ve made over the last year, with our family of E-Transactions’ products, we have much to be encouraged about. I’m proud of the product progress we have made, especially in light of the macro-economic challenges we are now facing. We continue to successfully attract industry leaders, such as FinCentric, EDS, Unisys; all of them integrating or selling our signature-enabled solutions. These relationships bring us the vertical-market penetration and sales channel leverage necessary to propel rapid growth and market dominance.

Now I’d like to turn it back to Paul for a few comments on the quarterly financials.

P. Meyer:	Thank you, Michael. First, I would like to give you a summary of our statement of operations for the three-months ended March 31, 2003.

Revenues for the first quarter totaled $7 million, a .3% increase over the fourth quarter of last year and a 32% increase over the first quarter of last year. On a GAAP basis, for the first quarter of 2003, operations generated a profit of $59,000. This compares to an operating loss of $2.2 million in the fourth quarter of 2002 and to an operating loss of $439,000 in the first quarter of 2002. For net income, also on a GAAP basis, the first quarter of 2003 generated a profit of $240,000 or $0.02 per diluted share. This compares to a loss per diluted share of $0.37 in the fourth quarter of 2002 and a loss per diluted share of $0.04 in the first quarter of 2002.

I should note here that included in the first quarter of 2003 net results is $180,000 in a one-time gain associated with the settlement of a lawsuit with one of our former component suppliers in Japan. This is recorded in Other Income.

Now, let me give you more information regarding our current business model. First, reviewing the product mix of our four business segments.

As you know, our Business Communications’ strategic segment is broken down into branded and OEM product lines. OEM products accounted for 42% of consolidated sales this quarter, which is consistent with the fourth quarter of 2002, and reflects the offsetting performance of the U.S. unit-growth versus the Japan decline, as Michael explained earlier. However, we will see a net positive impact on margins, as the U.S. OEM business carries a higher gross profit margin. This is due to the greater product functionality required of the U.S. OEM customer base.

Branded Business Communications’ revenues accounted for 32% of the consolidated top line, which is up 26% from last quarter. As Michael mentioned, this calculates to a 22% revenue growth over the fourth quarter of last year, but it also reflects a 50% unit growth. Of course, as we have filled out our product line with more mainstream products, and thus higher volume products, our average selling price, or ASP, is lower in this segment. As a result of the U.S. OEM and branded revenue growth, Business Communications’ gross profit margins improved to 36% of sales versus 34% last quarter.

As Michael explained earlier, first quarter Home Entertainment revenues suffered a 79% decline from the fourth quarter of 2002 due to the X-Box supplier switchover and the related order decline. Gross profit margins remain consistent at 45%, which is the same as last quarter. The E-Transactions’ segment, on the other hand, enjoyed a 49% revenue increase over Q4 2002, with a gaining momentum of the ePad-ink product. Additionally, gross profit margins improved to 52%, from 47% last quarter, as ASP’s improved, with a greater software mix.

Specialty components’ revenues for Q1 stayed consistent with Q4 of last year, delivering 16% of consolidated sales. Gross profit margins, however, reflected a slight improvement to 63% from 60% last quarter.

Excluding the inventory reserve adjustment in Q4 of last year, gross profit margins improved to 41.8% in the first quarter of this year, from 40% last quarter, due to the growth in the branded and E-Transactions’ segments. Looking forward, we see the product mix continuing a shift towards these areas, and thus, we look for consolidated gross profit margins to meet or exceed the levels of the first quarter of this year.

Moving on to the rest of the company business model.

First quarter operating expenses, in total, were up 8% as compared to the fourth quarter of last year, due to the development costs associated with the new products created this quarter, some of which were introduced this quarter and some will be introduced in the second quarter. In addition, we increased our marketing costs as we brought those new products to market. Looking forward, we will anticipate both product development and sales and marketing costs to continue to grow commensurate with revenue, yet, as always, we will moderate that expense acceleration to maintain our improving profitability.

Cash flow for the quarter reflected the accounts receivable investment that coincides with the branded product success. A $1.5 million increase in our accounts receivable resulted in a negative operating cash flow of $1.1 million. Much of this is due to the shipment, late in the quarter, of our new products, though we would expect, as we begin to level-out the supply of these successful products, accounts receivable should return to more normal levels.

Reviewing receivables and inventory. Days sales in receivables increased to 88 days from 71 last quarter, due to the branded accounts receivable investment. Excluding the inventory adjustment for last quarter, inventory turns for the first quarter stayed consistent with last quarter, calculating to 2.3 turns for both periods. Looking forward, we plan to leverage our product success into improved payment performance from our customers, and look to maintain our positive inventory turn ratio.

In summary, from a financial perspective, we are pleased to be able to report, once again, continued top-line growth and a sequential operating profit. We maintained this profitability while introducing two new products and further expanding our branded channel presence. As we have experienced in the past, the branded channel presented some working-capital challenges in the current period. Yet, we expect to use that historical experience to moderate the future working-capital needs of that channel to conserve our cash resources.

Now, I’d like to turn it over to Michael for some final comments.

M. Thoben	Just in summary, I’m pleased with the company’s consolidated financial performance for the quarter. Our core business, Business Communications, continues to rebound. The OEM segment, sequential quarterly growth was modest, however, compared to the first quarter of 2002, the growth was better than 50%. When I combine this improvement with Business Communications’ branded business growth over the first quarter of 2002, of 84%, and the sequential improvement of 22%, it really becomes very clear to us we’re on a positive track. E-Transactions, as you know, grew 99% over the first quarter of last year, and 49% over the fourth quarter; and this accomplishment was done in some very challenging economic times for all of us. Our investments in the strategic relationships are truly paying off, and nearly all the revenue generated this quarter came as a result of those relationships.

Also, we continue to make measurable progress towards the market development and market dominance in the areas we’re focused on: insurance, financial, and medical markets. While the predictability of quarterly revenue and timing of these contracts and their signing is likely to remain somewhat of a challenge for E-Transactions, we believe our progress will be very obvious quarter-to-quarter. Overall, on a consolidated basis, we expect to continue our quarter-to-quarter growth and earnings improvement throughout the remainder of this year.

And now I’d like to open it up for questions.

Coordinator	Our first question comes from Bill Curren.

B. Curren	Hello, gentlemen, congratulations on a good quarter. On the receivable situation, as far as booking the revenues, do you book the revenues at the time of the order or at the time of receiving the payment? In other words, you have a lag there that’s drawing down on cash, but as far as booking those revenues for those receivables, were they booked in the first quarter or are they going to be booked in the second quarter?

M. Meyer	We use, of course, on a GAAP basis, and we are reviewed by KPMG, just to make you feel comfortable about that, we book revenue upon shipment. When we ship to our customers that’s when title passes to them and we have a receivable at that point, and we would collect the receivable, in a lot of these cases, in the second quarter, but we do have the revenue recorded in the first quarter.

B. Curren	Actually, that’s about it. I appreciate it. Thank you, very much.

Coordinator	Our next question comes from John Bosey from NWQ Investment Management.

J. Bosey	Hello, Mike and Paul. Could you talk a little bit about the relationships with EDS or particularly in Unisys, what you estimate the timeline as to when you think you get contracts and orders and deployment?

M. Thoben	John, it’s a little difficult to talk much about Unisys or EDS, because we actually sell to them, they turn around and sell to their customers. So to speak to the timing, it’s a little bit difficult. We do have somewhat of a window in that they give us an eight to 12-week lead-time.

With Unisys, there is actually another player involved, which is a provider of software solutions, primarily to the financial community. They’re moving forward with their own platform deployment and it’s obviously their own corporate goals to sell their solutions. Part of their solution is moving more documentation in the banking industry from ink and paper towards digital, and if you’re going to do that, certainly, in the customer-facing application, it needs to have some ability to attach the individual, you and I, to those documents, and there are a number of different biometrics that banks have looked at: fingerprints, and IDs, and pictures, and those kinds of things.

Our biggest win was actually having the integration of our software into the software that ITI provides to Unisys, and now Unisys is going out selling to the banks the turnkey solution. So the highest hurdle has already been jumped over, in that the system is fully integrated now. And as far as tracking out into the next three or four quarters, I think it’s safe to say that the momentum is building in a significant part of our revenue, in this quarter, and the momentum in this quarter was generated by these relationships.

But it’s very difficult for me to give you, because they’re not truly an OEM, like we normally sell a custom product to, they give us a lead-time when they have a prospect. We do know of certain ones that they’re working on, but we’re obviously bound by confidentiality on those.

J. Bosey	What is your belief, in terms of, does this start with beta tests or does it start with broader scale deployment; what’s your assumption in terms of deployment?

M. Thoben	Actually, many beta tests would have occurred already, in most cases, on our system, meaning ITI wouldn’t be deploying software with Unisys that didn’t work. The only form of beta now is when ITI and Unisys goes into a bank and they’re starting to rollout say a digital system, and that’s not something, as you might imagine, that would happen overnight. It would be a phased-in program.

This is not one of the banks, I’m purposing picking this one, but if you were to take Glendale Federal as a bank that has maybe 50 or 60 offices, they probably wouldn’t roll them all out at the same time, they would probably phase them out. So if you look at some of the larger banking opportunities, you can’t expect that Wells Fargo or B of A would be rolled out in one month, but more rolled out over a course of six-months or 12-months.

J. Bosey	But is the assumption that they’re going to put one in each of their branches and then go to….?

M. Thoben	I’d say it would be a system, John, where each teller, even at Wells Fargo today, if you walk up to Wells Fargo there’s an inkwell for fingerprints, obviously, there are signature cards, so it wouldn’t be one per branch. It could be at least the number of teller windows plus the back-office applications.

J. Bosey	Because if you go into a Schwab, and you see one, the issue is, is there going to be broader, and do you have the ability to penetrate with complete systems that all of their people use, rather than just more of a central location? So your assumption is, once a bank subscribes to this, it will be pretty broad-scale deployment.

M. Thoben	Oh, absolutely. And I don’t limit it just to banks, any of the financial institutions, any of the title companies or anyone who is involved now in these high-volume paper applications in the financial community. Obviously, we’re looking for ubiquity, and to have one on every teller’s counter is the logical one, but it’s how far does it go beyond that? There are probably 30 or 40 employees within each bank. Do they need 30 or 40 ePads or is there some sub-set of that?

J. Bosey	Thanks.

Coordinator	Our next question comes from Harvey Cohen from KSH Investment Group.

H. Cohen	Hello, Michael. Hello, Paul. Congratulations. It’s clear to me that you guys have set the stage for, hopefully, what’s going to be many years to come of good times.

I have three questions all related to E-Transactions, so if I can just get them out and then you can comment on them. First of all, given the very impressive names of these early adopters of the ePads, I’m just curious what your thoughts are, internally, if you could tell me what your guess would be as to the percentage of your total business E-Transactions will represent next year?

Secondly, I’m curious about the competitive landscape of the ePad, specifically, I’m getting a number of questions as to the Pads that are being used in the big department stores, the Home Depots and the like, and how that compares to ePad; and are those people potentially competitors for us?

Then finally, and it’s a real broad-stroked question, maybe I’m being a little bit too optimistic, but do you foresee an ePad becoming a virtual necessity, like a mouse on everybody’s workstation, having a mouse and a Pad?

M. Thoben	Okay, I was writing furiously, Harvey. First, as far as percentage of total business, obviously, EDS, Unisys, Pfizer, all these are marquee names that we’ve been saying now for some 18-months that our goal was to really go after these ISVs, and whether it’s companies exactly like this or this same ilk, that’s really been our goal. And one of the things you should have noticed over the last 18-months is the kinds of companies, we’ve definitely moved up to the top-tier companies, and that’s not slighting the ones we first did adoption with, but we’re certainly at the top rung right now and these are the people that really dominate the space.

I do believe that as a percentage of our total business, as I said, the companies that we’ve been naming really generated the majority of our business in Q2, and I think that our goal is to, as I said, equip their salespeople and really enable their applications so they really become our arms and legs in these vertical markets. There’s no way that we could possibly know what we’d need to know to be successful, and the thing that we learned the first 12-months out is that you really need to make these things turnkey, and the integration of the Pad into the rest of the system is a challenge. But where you win is when somebody has made the decision to go to digital-documentation workflow and then you can make their life easier, and companies like Unisys and EDS and Pfizer in that vertical market, are the kinds of companies we want to be in.

So you can take any of the vertical markets I’ve been talking about and figure that you’ll hear announcements of key players now in those vertical markets becoming our partners or our arms and legs, and they’ll play a significant role in our total revenue.

On the competitive landscape, Harvey, that’s a pretty complex question. Let me see if I can look at it a couple different ways. First, competition, as we do our business analysis, comes from a couple different levels. The greatest competition we’ve had, historically, is the traditional ink and paper process versus a digital process, and that’s competitive. It’s competitive from a pricing standpoint, from a start-up cost to an actual transaction, per-transaction cost, and obviously, the economy there has been the greatest impediment to make that particular area a victory. I think we’re starting to see economic rewards come to those people who have made those investments, and therefore, that piece of it is feeling a lot better from a competitive landscape.

The second one is that, early on, there was a lot of confusion about what digital signatures meant. Were there digital certificates, digital signatures? There was voice, there were fingerprints, there were a whole lot of other ways of associating people with documents. And one of the things that has started to lose a lot of steam is the digital certificate; fingerprints and photographs, and retinal scans, and those kinds of things have started to pick up momentum because of all the security concerns. But we still see the most natural one as being the signature itself. Most people associate that, especially in the verticals that we’re in, which is, obviously, customer-facing verticals, where the document stays the same and the people change, that the signature really is the dominant player and continues to build momentum.

We chose to integrate fingerprint because that also happens to be one that we believe in strongly, from a market-acceptance standpoint, but that ePad-ID has the capability of adopting other biometrics very quickly through USB. So that, I think, is a win for us too.

Now you talked a little bit about department stores. Let me come back to that. There are a number of other manufacturers of technologies. There are touch pad manufacturers, signature pad manufacturers, fingerprint manufacturers. I think that we’ll continue to see a number of players that are in the market stay in the market, and even additional players come in.

But let me just see if I can speak to the signature side now. There aren’t any successes that I see out there today that are with marquee customers, that I’m sitting in here saying, “Geez, we really lost that one.”

There are some players who have made small digitizer pads. They’ve come out of the computer industry. There are people who, as you said, Home Depot or Sears who have these signature pads. That’s a slightly different application. We look at it as positive, because people are becoming more and more comfortable with digital, in this case receipts, but obviously you can envision that as digital documents themselves.

But the quality of those signatures, I don’t know about you, but they don’t even represent my signature when I look at them, much less give you some image that’s comparable. And in many cases, most people just put a line of some type across the thing because the resolution of those pads are so bad; that’s really not going to work in the applications we’re talking about, which is really attaching the flesh and bones, that’s you and I, to the document itself in a workflow environment.

So I don’t think it’s a bad thing to have some of those players out there. As this market continues to move in a positive direction, I think it’s logical to expect that they’re going to recognize that and look at their appropriate technologies to move into that segment. But I think if you look at the cost value that we offer today and the integration advances we’ve made over the last 18-months, there’s a lot of catching up that everybody else is going to need to do.

Did I catch them all?

H. Cohen	Not the last one, which was the real broad question about whether you think that these will become—

M. Thoben	I think it depends on the application. Obviously, as we look out there, we’d love to see ubiquity as our goal. And I think if we look at some of the technology that we’ve experienced in our lifetime, I’m sure the same question was asked of a manufacturer of a fax machine or even a cell phone or a computer for e-mail, and now even digital photography. I think all these have a life of their own, and depending on who gets in and supports them and what kind of momentum and comfort the users feel, will determine how much ubiquity we see.

I think it will also depend on the application. At one time, we thought about, do you need to do this when you sign every e-mail? And while I think it’s nice to personalize an e-mail, I don’t think it’s any longer accepted socially, but there are a lot of documents that are going to continue to require signatures, notarization kinds of opportunities or opportunities in the mortgage industry or banking industry, any document that you’re passing, an expense report in business, I think has tremendous possibility for workflow improvement.

So I think that at some level we’ll see ubiquity. Certainly, at an enterprise level and business level, first, those places where there are a lot of transactions going on today, ink and paper being replaced very quickly. So I think the market is very expansive and I think it’s probably the point you’re trying to get to, and some of these early adopters are really the ones with high workflow stations or needs for the kinds of improvements that will be achieved with digital documents.

H. Cohen	Thank you.

Coordinator	This will end the question and answer session of the conference call. If you’d like to join in to the replay number, please call toll-free, 800-925-4633 or toll, 402-220-4184. The replay will be available through May 1, 2003 at 7:00 p.m. central time.

Thank you for dialing into the First Quarter 2003 Financial Results conference. This will conclude today’s call. Thank you, and have a nice day.